KeyOn Announces Agreement for Conversion of $15 Million

Secured Note into Preferred Stock and Warrants

– Dr. Patrick Soon-Shiong Converts Current Debt Holdings into Preferred Stock and Warrants. Sees KeyOn as a vital link for healthcare delivery as well as economic development of rural communities –

LAS VEGAS, NV (December 9, 2010) – KeyOn Communications Holdings, Inc. (OTCBB: KEYO) (“KeyOn” or the “Company”), one of the largest providers of wireless broadband, satellite video and voice over Internet protocol (VoIP) services in the United States in terms of subscribers, announced that the Company entered into a definitive agreement for the conversion of its existing $15 million secured convertible note into shares of the Company’s Preferred Stock and Warrants, contingent upon shareholder approval. The Note is held by The California Capital Limited Partnership, an entity controlled by Dr. Patrick Soon-Shiong.

Dr. Soon-Shiong, having built and sold two multi-billion dollar pharmaceutical companies in the past few years, is a physician, scientist and philanthropist who has made clear his intention to develop a comprehensive “health information highway system” throughout the United States. “Actionable information is the key”, stated Dr. Soon-Shiong, “Every American, in every community, should have access to the right healthcare at the right time. Rural communities, the so-called last mile, are losing out. These disparities in care must be addressed. Wireless broadband will give these underserved communities access to 21st century healthcare, just as it will enable them to be part of the 21st century economy.”

Jonathan Snyder, KeyOn’s Chief Executive Officer, commented, “KeyOn is extremely fortunate to have formed this partnership with Dr. Soon-Shiong, a man with great vision and passion for improving the healthcare industry through advanced medicines and groundbreaking technology. Broadband is required for critical community information technology applications such as telemedicine and distance learning. The rural communities have long suffered without advanced broadband services, depriving these residents from such opportunities as being diagnosed remotely by medical specialists located in urban areas or being connected to health-based communities online.”

Snyder continued, “KeyOn has made some significant strides over the past 12 months: we successfully participated in the broadband stimulus program and received a $10.2 million award, acquired seven companies under Rural UniFi and have started to experience significant organic growth. Looking to 2011, with this new base of substantial equity and available cash on hand, we intend to pursue a listing of our common stock on a national stock exchange. We further intend to commence the build-out of the rural Nevada markets with broadband stimulus funding and we hope to accelerate our acquisition efforts under Rural UniFi to include larger, strategic targets.”

Over the past year, KeyOn has acquired seven companies under its Rural UniFi initiative, resulting in revenue growth of 20.1% on a sequential basis and 24.1% over the previous year’s quarter. In addition, the Company has seen a significant increase in customer growth with gross subscriber additions increasing over 70% sequentially from the second quarter of 2010, and increasing year-over-year by approximately 260% in the third quarter of 2010, as compared to the third quarter of 2009.

As of September 30, 2010, KeyOn had $7.3 million in cash, cash equivalents, marketable securities and current deposits or $0.31 per current share outstanding, and upon conversion would have no long-term debt aside from approximately $527,000 incurred for equipment lease financing and acquisitions. In addition to its cash, cash equivalents, marketable securities and current deposits, KeyOn expects to receive an additional $10.2 million in funding from the Rural Utilities Service, of which approximately $7.1 million is a grant and $3.1 million is a long-term loan, in connection with KeyOn’s Broadband Initiatives Program (BIP) award for the build-out of 4G wireless networks throughout rural Nevada.

About KeyOn Communications Holdings, Inc.

KeyOn Communications Holdings Inc. (OTC BB: KEYO) is one of the largest providers of wireless broadband, satellite and voice over Internet protocol (VoIP) services in the United States, primarily targeting underserved markets with populations generally less than 50,000. KeyOn offers broadband services with VoIP and satellite video services to both residential and business subscribers across 12 Western and Midwestern states. Through a combination of organic growth and acquisitions, KeyOn has expanded its network footprint to reach approximately 55,000 square miles and cover over 2,800,000 people, as well as small-to-medium businesses. With its successful track record of acquiring companies through its Rural UniFi initiative and growth of its overall subscriber base, KeyOn is one of the leading wireless broadband companies in the United States in terms of subscribers. Management intends to drive subscriber growth through additional acquisitions as well as organic growth across the company’s expanding footprint by offering bundled services including broadband, video, VoIP and related valuable services such as the Bullseye Club. The company also intends to opportunistically build mobile and/or nomadic WiMAX networks in and around its market footprint. More information on KeyOn can be found at http://www.keyon.com. Companies interested in participating in Rural UniFi can visit www.keyon.com/ruralunifi.html.

Safe Harbor Statement

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements may include, without limitation, the company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of the company’s control, which could cause actual results to differ materially from such statements, including, without limitation, its ability to successfully complete accretive acquisitions and grow its business organically, the company’s reliance on multi-user unlicensed spectrum to service subscribers, competition from larger and better financed providers, the company’s reliance on third party sales representatives and new and more burdensome telecommunications’ regulations. For a more detailed description of the factors that could cause such a difference, please refer to the company’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-K/A filed on December 1, 2010. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to update or supplement such forward-looking statements.

Company Contact:

KeyOn Communications Holdings, Inc

Jonathan Snyder, 402-998-4000

jon.snyder@keyon.com

www.keyon.com